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                                  EXHIBIT 99.3

                     PRESS RELEASE, DATED FEBRUARY 28, 1997

A. H. BELO CORPORATION                                         News Release

FOR IMMEDIATE RELEASE                                 Contact:  Harold Gaar
Friday, February 28, 1997                                      214/977-7650
11:00 A.M. CST



                  BELO ACQUIRES THE PROVIDENCE JOURNAL COMPANY
                     HAMBLETT, FREEMAN, BURNHAM AND BECTON
                            JOIN BOARD OF DIRECTORS

         DALLAS -- A. H. Belo Corporation announced today that it completed the merger of The Providence Journal Company into a wholly-owned subsidiary of Belo. An agreement to purchase The Providence Journal Company was announced on September 26, 1996 and on February 19, 1997, shareholders of both companies overwhelmingly approved the terms of the merger. The Federal Communications Commission approved the transaction today.

         Belo also announced the appointment of four directors of The Providence Journal Company to its Board of Directors effective May 14, 1997 at the Belo Board of Directors meeting following the Annual Meeting of Shareholders. Stephen Hamblett and Peter B. Freeman will serve as Class III directors until the Company's Annual Meeting of Shareholders in May 1998:
Fanchon M. Burnham will serve as a Class I director until Belo's Annual Meeting of Shareholders in May 1999; and Henry P. Becton, Jr. will serve as a Class II director until the Company's Annual Meeting of Shareholders in May 2000. The directors were appointed to Belo's Board of Directors in connection with the Company's acquisition of The Providence Journal Company.

         Robert W. Decherd, Belo's chairman, president and chief executive officer, said. "We are privileged to add this outstanding group of directors to Belo's Board. We welcome our new colleagues and look forward to their counsel."

         Mr. Hamblett, 62, served as chairman, chief executive and publisher of The Providence Journal Company until the closing. The Providence Journal Company will become the Belo subsidiary which publishes the Providence Journal-Bulletin and will have a separate board of directors. Mr. Hamblett will be a director, chairman, chief executive officer and publisher of that subsidiary company and the Providence Journal-Bulletin. Mr. Hamblett began his career with the Providence Journal in its advertising department in 1957, and after rising through the management ranks, became chairman, publisher and chief executive officer of The Providence Journal Company in 1987. Mr. Hamblett graduated from Harvard College in 1957.

         Mr. Freeman, 64, served as a director of The Providence Journal Company from 1981 until 1997, having also served as chairman of the Audit Committee. Mr. Freeman's career in Providence has focused on banking and investment management. He is currently a director of Amica Mutual Insurance Company and Amica Life Insurance Company, as well as a trustee of Eastern Utilities Associates and various investment companies managed by Scudder, Stevens &





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Clark.  He is a graduate of Yale University and received a graduate degree in business administration from New York University in 1961.

         Mrs. Burnham, 52, formed F.M. Burnham and Associates in Washington, D.C. in 1985, following a career with Donaldson, Lufkin & Jenrette, Inc. and served as a director of The Providence Journal Company from 1992 until 1997. She is active in community affairs in Washington, having served on the boards of several not-for-profit organizations, including a recent term as president of the board of Family & Child Services, Inc. Mrs. Burnham is a graduate of Vassar College and received a masters of science in accounting from Georgetown University in 1982.

         Mr. Becton, 53, served as a director of The Providence Journal Company from 1992 until 1997 and most recently served as chairman of the Nominating Committee. Mr. Becton is president of WGBH Educational Foundation in Boston, where he supervises a staff of 1,000 employees and is responsible for three television stations, an FM radio station and WGBH's national programming, educational publishing and access technology activities. He is a magna cum laude of Yale University and received his J.D. degree cum laude from Harvard Law School in 1968.

         A. H. Belo Corporation is a leading television broadcasting and newspaper publishing company that owns and operates 16 network-affiliated television stations; six daily newspapers; three local or regional cable news channels; and Belo Productions, Inc. Belo also manages four television stations through local marketing agreements, is the managing general partner of the Television Food Network and holds a controlling interest in America's Health Network. Three of Belo's stations are in the top 12 U.S. television markets, seven in the top 30 and eleven in the top 50 markets. The Company's television group reaches 13.5 percent of all U.S. television households.

         Belo's Broadcast Division includes four ABC affiliates (WFAA-TV in Dallas-Fort Worth; KXTV in Sacramento, California; WVEC-TV in Hampton-Norfolk, Virginia; and WHAS-TV in Louisville, Kentucky); five CBS affiliates (KHOU-TV in Houston, Texas; KMOV-TV* in St. Louis, Missouri; WWL-TV in New Orleans, Louisiana; KOTV in Tulsa, Oklahoma; and KREM-TV in Spokane, Washington); five NBC affiliates (KING-TV in Seattle-Tacoma, Washington; KGW-TV in Portland, Oregon; WCNC-TV in Charlotte, North Carolina; KHNL-TV in Honolulu, Hawaii; and KTVB-TV in Boise, Idaho); and two FOX affiliates (KMSB-TV in Tucson, Arizona and KASA-TV in Albuquerque, New Mexico.)

         Belo's principal newspapers are The Dallas Morning News
(http://www.dallasnews.com) and the Providence Journal-Bulletin
(http://www.projo.com). The Dallas Morning News is the newspaper upon which the Company was founded and has the country's eighth largest Sunday circulation (785,934) and ninth largest daily circulation (513,099). Belo's other daily newspapers are the Owensboro (KY) Messenger-Inquirer; the Byran-College Station (TX) Eagle; the Arlington (TX) Morning News and The Gleaner in Henderson, Kentucky.

         The success of Belo's media franchises is built upon providing local news, information and community service of the highest caliber. These principles have attracted and built relationships with viewers, readers and advertisers and have guided the Company's success for 154 years.
__________________________________

*  Pending FCC approval.

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